Exhibit 99.2

Bridgeline Digital, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information are based on the historical financial statements of Bridgeline Digital, Inc. (“Bridgeline” or the “Company”) and Woorank SRL (“Woorank”), after giving effect to the Company’s acquisition of Woorank on March 1, 2021 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information. A pro forma balance sheet as of March 31, 2021 is not required as the Company’s balance sheet as of March 31, 2021 included in the Form 10-Q for the quarter ending March 31, 2021 reflects the impact of the acquisition.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not represent the consolidated results or financial position of Bridgeline had the Transaction been completed as of the dates indicated. Specifically, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that the combined company may achieve or incur as a result of the Transaction. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments represent the Company’s best estimates and are based upon current available information and certain assumptions that the Company believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●

Bridgeline’s historical consolidated financial statements and accompanying notes contained in Bridgeline’s Annual Report on Form 10-K for its fiscal year ended September 30, 2020, filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2020;

●

Bridgeline’s historical consolidated financial statements and accompanying notes contained in Bridgeline’s Quarterly Report on Form 10-Q for its quarter ended March 31, 2021, filed with the Commission on May 17, 2021;

●	Woorank SRL historical financial statements and accompanying notes for its fiscal year ended December 31, 2020, included as Exhibit 99.1 in this amended Current Report on Form 8-K;

●	The SPA filed as Exhibit 10.1 to Bridgeline’s Current Report on Form 8-K filed with the Commission on February 25, 2021.

Accounting Periods Presented

Woorank’s historical fiscal year ended on December 31, 2020 and, for purposes of this unaudited pro forma condensed combined financial information has been recaptioned and/or combined with the Company’s fiscal year ended September 30, 2020 financial statements as explained below.

The unaudited pro forma condensed combined statements of operations of the Company and Woorank for the year ended September 30, 2020 are presented as if the Woorank acquisition had taken place on October 1, 2019, and due to different fiscal period ends, combines the historical results of the Company for the year ended September 30, 2020 and the historical results of Woorank for the year ended December 31, 2020.

Reporting Currency

As the Company’s reporting currency is US Dollars (USD), a translation rate of 1.172 EUR/USD (the closing spot rate on December 31, 2020) was used to translate Woorank’s historical financial statements from EUR to USD for purposes of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the historical financial information of Bridgeline and Woorank and presents the pro forma effects of the Transaction and certain adjustments described herein in accordance with Article 11 of Regulation S-X. The historical financial information of Woorank has been prepared in accordance with international financial reporting standards generally accepted in Belgium, while Bridgeline has been prepared in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Bridgeline deemed as the accounting acquirer. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed are preliminary and subject to change when the formal valuation and other analyses are finalized. The differences between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined statements of operations exclude non-recurring items directly related to the Transaction.

2. Description of the Acquisition

On March 1, 2021, the Company, pursuant to a Share Purchase Agreement (the “Purchase Agreement”), acquired all of the issued and outstanding shares of Woorank, an entity located in Belgium. The Company accounted for the Woorank transaction as a business combination in accordance with ASC Topic 805, Business Combinations. The purchase price consisted of (1) cash paid at closing, (2) deferred cash payable in installments post-closing, (3) a seller note issued to one of the selling shareholders, and (4) amounts payable to one selling shareholder as consideration for assistance with certain matters related to the acquisition for a period of one-year from the closing date of the acquisition. The Purchase Agreement also provides for additional consideration, in the event of achievement of certain revenue targets and operational goals, to the selling shareholders pursuant to three separate earn-out provisions. Under certain conditions, up to € 600 thousand (approximately $723 thousand) of the purchase price is payable, at the Company’s discretion, in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a price per share equal to the greater of (i) the closing price of the Company’s common stock on the date of issuance or (ii) $3.38. On the closing date, the Company issued 29,433 shares of its common stock for a portion of the purchase price. At March 31, 2021, € 550 thousand of the remaining purchase price and related earn-out may be settled, at the Company’s option, in shares of the Company’s common stock.

3. Purchase Price Consideration and Allocation

The Company accounted for the Woorank transaction as a business combination. The Company determined that the fair value of the gross assets acquired was not concentrated in a single identifiable asset of a group of similar assets. Assets acquired and liabilities assumed have be recognized at their estimated fair values as of the acquisition date. The fair value of intangible assets was based on valuations using a discounted cash flow model (level 3 inputs) which requires significant estimates and assumptions, including estimating future revenues and costs. The fair value of contingent consideration was determined based on the probability of achievement of the revenue targets and operational goals, which includes estimating future revenues. The fair value of debt obligations assumed was based on the interest rates underlying these instruments in relation to the market rates available for similar instruments. The excess of the purchase price over the assets acquired and liabilities assumed was recognized as goodwill. The goodwill is attributable to expected synergies and customer cross selling opportunities between the Company and Woorank.

The acquisition date fair value of consideration transferred was as follows:

Cash, including deferred cash payable	$711
Common stock (29,433 shares at $3.38 per share)	99
Seller’s note	352
Contingent consideration (earn-outs)	1,617
Total consideration paid	$2,779

The preliminary acquisition date fair value of assets acquired and liabilities assumed was as follows:

Assets acquired:
Cash	$627
Non-cash current assets	351
Property and equipment	5
Intangible assets:
Acquired software	282
Customer relationships	1,280
Domain and trade names	116
Goodwill	2,461
Total assets acquired	5,122
Liabilities assumed:
Current liabilities	198
Assumed debt obligations	2,145
Total liabilities assumed	2,343

Total consideration paid	$2,779

The average useful lives of the identifiable intangible assets acquired was five years for acquired software, eight years for customer relationships and twelve years for domain and trade names.

4. Notes to Unaudited Pro Form Condensed Combined Statement of Operations for the Six Months Ended March 31, 2021

A)	Reflects the elimination of acquisition related transaction costs of $284 that were incurred by the Company in the six months ended March 31, 2021.

BRIDGELINE DIGITAL, INC.
PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2020
(unaudited)
(in thousands, except share data)

	Historical	Historical
	Bridgeline	Woorank	Pro Forma	Pro Forma
	Digital	SRL	Adjustments	Combined
Revenue:
Digital engagement services	$3,409	$-		$3,409
Subscription and perpetual licenses	7,498	1,963		9,461
Total revenue	10,907	1,963		12,870

Cost of revenue:
Digital engagement services	1,831	-		1,831
Subscription and perpetual licenses	2,676	405		3,081
Total cost of revenue	4,507	405		4,912
Gross profit	6,400	1,558		7,958

Operating expenses:
Sales and marketing	2,614	-		2,614
General and administrative	2,455	599		3,054
Research and development	1,641	740		2,381
Depreciation and amortization	968	3		971
Goodwill impairment charge	-	-		-
Restructuring and acquisition-related	366	-		366
Total operating expenses	8,044	1,343		9,387
Income (loss) from operations	(1,644)	215		(1,429)
Interest and other, net	(7)	(85)		(92)
Government grant income (Note 10)	960	-		960
Change in fair value of warrant liabilities	1,028	-		1,028
Income (loss) before income taxes	337	130		467
Provision for income taxes	11	-		11
Net income (loss)	$326	130		$456
Dividends on convertible preferred stock	(106)	-		(106)
Deemed dividend on amendment of Series A convertible
preferred stock	(2,314)	-		(2,314)
Net income (loss) applicable to common shareholders	$(2,094)	130		$(1,964)
Net income/(loss) per share attributable to common shareholders:
Basic	$(0.59)			$(0.55)
Diluted	$(0.59)			$(0.55)
Number of weighted average shares outstanding:
Basic	3,555,032			3,555,032
Diluted	3,555,032			3,555,032

BRIDGELINE DIGITAL, INC.
PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 2021
(unaudited)
(in thousands, except share data)

	Historical	Historical
	Bridgeline	Woorank	Pro Forma		Pro Forma
	Digital	SRL	Adjustments		Combined
Revenue:
Digital engagement services	$1,722	$-			$1,722
Subscription and perpetual licenses	3,988	666			4,654
Total revenue	5,710	666			6,376

Cost of revenue:
Digital engagement services	848	-			848
Subscription and perpetual licenses	1,175	84			1,259
Total cost of revenue	2,023	84			2,107
Gross profit	3,687	582			4,269

Operating expenses:
Sales and marketing	969	-			969
General and administrative	1,073	259			1,332
Research and development	828	315			1,143
Depreciation and amortization	471	-			471
Goodwill impairment charge	-	-			-
Restructuring and acquisition-related	294	-	(284)	(A)	10
Total operating expenses	3,635	574			3,925
Income (loss) from operations	52	8			344
Interest and other, net	2	(59)			(57)
Government grant income (Note 10)	88	-			88
Change in fair value of warrant liabilities	(1,859)	-			(1,859)
Income (loss) before income taxes	(1,717)	(51)			(1,484)
Provision for income taxes	1	-			1
Net income (loss)	$(1,718)	$(51)			$(1,485)
Dividends on convertible preferred stock	-	-			-
Deemed dividend on amendment of Series A convertible preferred stock	-	-			-
Net income (loss) applicable to common shareholders	$(1,718)	$(51)			$(1,485)
Net income/(loss) per share attributable to common shareholders:
Basic	$(0.36)				$(0.32)
Diluted	$(0.36)				$(0.32)
Number of weighted average shares outstanding:
Basic	4,706,889				4,706,889
Diluted	4,706,889				4,706,889